Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated October 2, 2019 to

Pricing Supplement No. 26, dated May 14, 2019 to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the ICE BofAML Commodity index eXtra (Grains)

— Total ReturnSM

Due February 14, 2023

The following issuances involved scheduled settlement between April 9, 2018 and October 2, 2019:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	29.026%	$145,130	September 11, 2019
$400,000	29.026%	$116,104	September 11, 2019
$800,000	28.836%	$230,688	September 12, 2019
$200,000	28.836%	$57,672	September 12, 2019
$500,000	29.046%	$145,230	September 13, 2019
$200,000	29.328%	$58,656	September 17, 2019
$300,000	29.900%	$89,700	September 18, 2019
$200,000	30.186%	$60,372	September 20, 2019

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$3,100,000	29.147%	$903,552	$117.28(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$117.28 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$16,050.88 as of the date hereof. After payment of the registration fee for this offering, US$15,933.60 remains available in SEK’s account for future registration fees.